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Exhibit 10.14

         August 18, 1995

Michael R. Jorgensen
28 Whaler Lane
North Quincy, MA  02171

Dear Mr. Jorgensen:

         Reference is made to the letter agreement between you and the undersigned dated Ju1y 26, 1994 (the "Agreement") relating to payments to you in the event of a change of control of Ground Round Restaurants, Inc.

         Effective as of August 18, 1995, paragraph 2 under Section 1 of the Agreement shall be replaced with the following language:

                 "In further view of the foregoing and in further consideration of your continued employment with the Corporation, the Corporation will pay to you as termination compensation (in addition to any Bonus to which you may be entitled), a lump sum amount, determined as provided below, in the event that (a) within twenty-four months after a Change of Control of the Corporation has occurred, you terminate your employment with the Corporation for Good Reason within ninety (90) days after the event which constitutes Good Reason or (b) within such twenty-four month period your employment with the Corporation is terminated by the Corporation for any reason other than Cause. The lump sum compensation so payable (hereinafter referred to as the "Severance Payment") shall be an amount equal to the product of two (2) times the sum of (a) the higher of (i) your current annual base salary and (ii), if your base salary is hereafter increased, your highest annual base salary from time to time hereafter in effect plus (b) the higher of (i) your current targeted bonus under the Corporation's incentive bonus plan and (ii), if your targeted bonus is hereafter increased, your highest targeted bonus from time to time hereafter in effect. In addition, the lump sum compensation shall also include one year of your current annual base salary and if your base salary is hereafter increased, your highest annual base salary from time to time hereafter in effect and such additional one year of base salary shall only be paid if you use best efforts to cooperate and assist with any transition resulting from a sale or change of control of the Corporation. The Severance Payment shall be paid to you within five days after the date of termination of your employment (hereinafter referred to as the "Termination Date")."

Michael R. Jorgensen
August 18, 1995
Page two

         Except as hereby amended, the Agreement shall continue in full force and effect.
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         If you are in agreement with the foregoing, please so indicate by signing and returning to the corporation the enclosed copy of this letter whereupon this letter shall constitute a binding agreement under seal between you and the corporation.

                   Very truly yours,

                   GROUND ROUND RESTAURANTS, INC.

                   By:
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AGREED:

/s/ Michael R. Jorgensen
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Michael R. Jorgensen